UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

August 11, 2011

Geeknet, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-28369	77-0399299
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11216 Waples Mill Road, Suite 100
Fairfax, VA 22030
(Address of principal executive offices, including zip code)

(877) 433-5638
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Director

On August 11, 2011, the Board of Directors (the “Board”) of Geeknet, Inc. (the “Company”) appointed Thomas Coughlin to serve as a member of the Board, effective August 11, 2011.   In accordance with the Company’s articles of incorporation, Mr. Coughlin will serve until the Company’s next annual shareholder meeting and until his successor is elected and qualified.

Prior to his appointment as a director, effective August 16, 2010, Mr. Coughlin was retained as a consultant to the Company pursuant to an agreement which was terminated on August 9, 2011.  In connection with Mr. Coughlin's provision of consulting services over the preceding two calendar years, he received 3,949 shares of Restricted Stock Units of Geeknet Common Stock, with value of approximately One Hundred Thousand Dollars ($100,000), determined by reference to the closing market price of Geeknet Common Stock on the date of grant, which shall vest on December 31, 2011 subject to his continued service as a non-employee Director on such date, and approximately Fifty Four Thousand Dollars ($54,000) in fees and expense reimbursements.  Pursuant to NASDAQ Rule 5605(a), Mr. Coughlin is not an independent director as a result of these consulting payments.

Mr. Coughlin will participate in the non-employee director compensation arrangements described in the Company’s Form 8-K report filed with the SEC on November 18, 2010; provided however that Mr. Coughlin has waived his right to the initial grant thereunder.  Under the terms of those arrangements, he will receive an annual retainer consisting of Restricted Stock Units of Geeknet Common Stock with value of $50,000, determined by reference to the closing market price of Geeknet Common Stock on the date of grant.  These Restricted Stock Units will be granted effective as of January 2, 2012 and will become fully vested on the day preceding the then next Annual Shareholder meeting, subject to his continued service as a non-employee Director on such date.

The Company will enter into an indemnification agreement with Mr. Coughlin on the Company’s standard form.

Mr. Coughlin has been appointed to serve on the Technology Committee.

Item 5.03         Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective August 11, 2011, the Board amended the Company’s Bylaws.  The amended Bylaws, among other things, (1) amend the provisions providing for the Company’s indemnification of directors, officers, employees and other agents to account for changes in applicable law and add a timeline for expense reimbursement and (2) amend the advance notice provision to shorten the period for submitting director nominations and other business proposals before an annual meeting of stockholders. The amended bylaws also require stockholders seeking to make nominations or proposals make certain disclosures to the Company.

On August 12, 2011, the Company filed a restated certificate of incorporation with the Secretary of State of Delaware. This document restates and integrates, but does not further amend, the Company’s existing certificate of incorporation.

Item 8.01                      Other Events.

Effective August 11, 2011, the Board of Directors approved certain changes to the charters of the Audit, Compensation and Nominating and Governance Committee.  In each case, the Nominating and Governance Committee reviewed the proposed changes and recommend adoption by the Board of Directors.   The charters can be found the Company’s website at www.geek.net/investors

In addition, the Board appointed the following individuals to the respective committees noted below.  In each case, the Nominating and Governance Committee reviewed the director’s qualifications, confirmed their assessment as to the Audit, Compensation and Nominating and Governance Committees that each individual was independent as required under applicable statute and regulation, and recommended such appointments to the Board:

Audit Committee

Frank Riddick- Chair/Financial Expert
Sir Ronnie Hampel
Matt Carey

Technology Committee

Matt Carey – Chair
Derek Smith
Peter Georgescu
David Wright
Tom Coughlin

Compensation Committee

David Wright - Chair
Peter Georgescu
Matt Blank
Frank Riddick

Nominating and Governance Committee

Derek Smith – Chair/Lead Independent Director
Sir Ronnie Hampel
Matt Blank

Item 9.01.  Exhibits

Exhibit No.	Description

3.1(i)	Restated Certificate of Incorporation
3.1(ii)	Bylaws of Geeknet, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEEKNET, INC. a Delaware corporation

By:	/s/ Kathryn McCarthy
Kathryn McCarthy Executive Vice President and Chief Financial Officer

Date:  August 12, 2011

Item 9.01.  Exhibits

Exhibit No.	Description

3.1(i)	Restated Certificate of Incorporation
3.1(ii)	Bylaws of Geeknet, Inc.